Exhibit 10.3.7

FIFTEENTH MODIFICATION OF OFFICE LEASE

THIS    FIFTEENTH    MODIFICATION OF OFFICE LEASE    (this "Fifteenth Modification") is entered into as of the 30th day of July, 2015 (the "Effective Date"), by and between CRESCENT TC INVESTORS, a Delaware limited partnership ("Landlord'), and WESTWOOD MANAGEMENT CORP., a New York corporation ("Tenant").

RECITALS:

A. The Crescent, a Texas joint venture, predecessor-in-interest to Landlord, and Tenant executed that certain Office Lease, dated April 9, 1990 (the "Original Lease"), covering certain space therein designated as Suite 1110, containing approximately 1,621 rentable square feet (the "Original Premises"), situated on the eleventh floor of 300 Crescent Court which is part of an office building commonly known as The Crescent®, located at 100, 200 and 300 Crescent Court, Dallas, Texas (the "Office Building").

A.The Original Lease has been amended by (i) that certain First Modification of Office Lease dated September 11, 1991 (the "First Modification" ), pursuant to which the Original Premises were expanded to include an additional 1,783 rentable square feet to consist of a total of 3,404 rentable square feet; (ii) that certain Second Modification of Office Lease dated September 27, 1991 (the "Second Modification "), pursuant to which an error in the amount of the monthly installments of Basic Rental was corrected; (iii) that certain Third Modification of Office Lease dated October 5, 1994 (the "Third Modification "), pursuant to which Tenant relocated to Suite 1320, containing approximately 5,322 rentable square feet located in 300 Crescent Court, Dallas, Texas (hereinafter referred to as the "New Premises"); (iv) that certain Letter Agreement dated June 15, 1995 (the "Letter Agreement "), pursuant to which the term of the Original Lease was extended for an additional five (5) years, through and including March 31, 2000; (v) that certain Fourth Modification of Office Lease dated April 26, 1996 (the "Fourth Modification" ), pursuant to which the New Premises were expanded to include an additional 2,691 rentable square feet located at 200 Crescent Court, Dallas, Texas (the "First Expansion Space") and an additional 1,770 rentable square feet located in 300 Crescent Court, Dallas, Texas (the "Second Expansion Space"), and the term of the Original Lease was extended through June 30, 2001; (vi) that certain Fifth Modification of Office Lease dated May 30, 1996 (the "Fifth Modification "), pursuant to which the New Premises were expanded to include an additional 167 rentable square feet located at 200 Crescent Court, Dallas, Texas (the "Third Expansion Space"); (vii) that certain Sixth Modification of Office Lease dated September 18, 1997 (the "Sixth Modification "), pursuant to which the New Premises were expanded to include an additional 1,038 rentable square feet located at 200 Crescent Court, Dallas, Texas (the "Fourth Expansion Space"); (viii) that certain Seventh Modification of Office Lease dated June 24, 1998 (the "Seventh Modification "), pursuant to which the New Premises were reduced by approximately 3,896 rentable square feet of space located at 200 Crescent Court, Dallas, Texas (the "Released Space") and expanded to include an additional 5,818 rentable square feet located on the thirteenth floor of 200 and 300 Crescent Court, Dallas, Texas (the "Fifth Expansion Space"); (ix) that certain Eighth Modification of Office Lease dated September 21, 1998 (the "Eighth Modification ") , pursuant to which the New Premises were expanded to include an

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additional 665 rentable square feet located on the thirteenth floor of 200 Crescent Court, Dallas, Texas (the "Six.th Expansion Space"); (x) that certain Ninth Modification of Office Lease dated November 25, 2003 (the "Ninth Modification "), pursuant to which the Lease Term was extended and the New Premises, together with the First Expansion Space, the Second Expansion Space, the Third Expansion Space, the Fourth Expansion Space, the Fifth Expansion Space and the Sixth Expansion Space, and as reduced by the Released Space, were substituted with approximately 22,002 rentable square feet located on the 12th floor of 200 Crescent Court (the "Relocated Premises "); (xi) that certain Tenth Modification of Office Lease dated February 24, 2004 (the "Tenth Modification "), pursuant to which the Relocated Premises were redefined to contain 21,587 rentable square feet of space; (xii) that certain Eleventh Modification of Office Lease dated December 9, 2010 (the "Eleventh Modification ") , pursuant to which the Lease Term was extended and the Relocated Premises were expanded to include Suite 1300, containing approximately 3,968 rentable square feet, located on the 13th floor of 200 Crescent Court (the "Seventh Expansion Space"); (xiii) that certain Twelfth Modification of Office Lease dated August 17, 2012 (the "Twelfth Modification "), pursuant to which the Relocated Premises were expanded to include additional space located on the 13th floor of 200 Crescent Court containing approximately 2,683 rentable square feet (the "Eighth Expansion Space"); (xiv) that certain Thirteenth Modification of Office Lease dated October 9, 2014 (the "Thirteenth Modification "), pursuant to which the Relocated Premises were expanded to include additional space located on the 13th floor of 200 Crescent Court containing approximately 1,210 rentable square feet (the "Ninth Expansion Space"); and (xv) that certain Fourteenth Modification of Office Lease dated February 5, 2015 (the "Fourteenth Modification "), pursuant to which the Relocated Premises were expanded to include additional space located on the 4th floor of 200 Crescent Court containing approximately 4,747 rentable square feet (the "Tenth Expansion Space").

A.The Original Lease, as modified by the First Modification, the Second Modification, the Third Modification, the Letter Agreement, the Fourth Modification, the Fifth Modification, the Sixth Modification, the Seventh Modification, the Eighth Modification, the Ninth Modification, the Tenth Modification, the Eleventh Modification, the Twelfth Modification, the Thirteenth Modification and the Fourteenth Modification, is hereinafter referred to as the "Lease". The Relocated Premises, together with the Seventh Expansion Space, the Eighth Expansion Space, the Ninth Expansion Space and the Tenth Expansion Space, collectively containing approximately 34, 195 rentable square feet, are hereinafter referred to as the "Current Premises ". Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease.

B.Landlord and Tenant desire to further amend and modify the Lease in certain respects as provided herein.

AGREEMENT:

In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby further amend and modify the Lease as follows:

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1.Lease Term. The Lease currently provides that the Lease Term expires on November 30, 2021. Paragraphs l(e) and 3 of the Lease are hereby amended to provide that the Lease Term is extended for an additional period of time, commencing on December 1, 2021, and continuing through and including the last day of the 12oth full calendar month (the "Expiration Date") after the Eleventh Expansion Space Commencement Date, subject to earlier termination as provided in the Lease, as modified by this Fifteenth Amendment.

2.	Premises.

(a)Expansion. Effective as of the Eleventh Expansion Space Commencement Date (hereinafter defined), the Lease is hereby modified and amended to include approximately 17,376 rentable square feet, located on the 12th floor of 100 Crescent Court as shown on Exhibit A attached hereto (the "Eleventh Expansion Space"). The rentable square footage of the Eleventh Expansion Space is subject to final measurement and adjustment based on the Construction Documents (defined in the Work Letter attached as Exhibit B), in accordance with 1996 BOMA measurement standards (ANSI/BOMA 265.1- 1996) for multi-tenant buildings using the Building standard Common Area factor for multi-tenant floors in the Building. If such measurement results in a change in the rentable square footage of the Eleventh Expansion Space, the Basic Rental Tenant's proportionate share, the parking permits made available to Tenant and any other concessions based on the rentable square footage of the Eleventh Expansion Space shall be adjusted accordingly. Tenant shall, within 15 days after Landlord's written request, execute and return a lease amendment effective as of the Eleventh Expansion Space Commencement Date, confirming the necessary adjustments. As used herein, the term "Eleventh Expansion Space Commencement Date" shall be the earliest of (1) the first business day after the date on which the Landlord Work (defined in the Work Letter attached as Exhibit
B) with respect to the Eleventh Expansion Space is Substantially Complete, as determined pursuant to the Work Letter, or (2) the date on which the Landlord Work with respect to the Eleventh Expansion Space would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (3) the date Tenant takes possession of any part of the Eleventh Expansion Space for purposes of conducting business therein. Tenant hereby acknowledges and agrees that the Eleventh Expansion Space is leased by Tenant subject to all terms and conditions of the Lease, as modified by this Fifteenth Modification.

(b)4th Floor Reduction. Effective as of the Effective Date of this Fifteenth Modification, the Lease is hereby modified and amended to release from the Current Premises, the Tenth Expansion Space (the "4th Floor Released Space"), containing 4,747 rentable square feet on the 4th floor of 200 Crescent Court. The Lease shall terminate with respect to the 4th Floor Released Space on the Effective Date. From and after the Effective Date, neither Tenant nor Landlord shall have any further liabilities or obligations with respect to the 4th Floor Released Space, except as provided herein and except those which

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expressly survive the expiration or termination of the Lease, as modified by this Fifteenth Amendment, with respect to the 4th Floor Released Space.

(c)13th Floor Reduction. Effective as of the Eleventh Expansion Space Commencement Date, the Lease is hereby modified and amended to release from the Current Premises, the Seventh Expansion Space, the Eighth Expansion Space, and the Ninth Expansion Space (collectively, the "J3th Floor Released Space"), leaving only the Relocated Premises containing 21,587 rentable square feet. The Lease shall terminate with respect to the 13th Floor Released Space on the Eleventh Expansion Space Commencement Date. From and after the Eleventh Expansion Space Commencement Date, neither Tenant nor Landlord shall have any further liabilities or obligations with respect to the 13th Floor Released Space, except as provided herein and except those which expressly survive the expiration or termination of the Lease, as modified by this Fifteenth Amendment, with respect to the 13th Floor Released Space.

(c) Definitions. The 4th Floor Released Space and the 13th Floor Released Space, are sometimes collectively referred to herein as the "Released Space". From and after the Effective Date and continuing until the Eleventh Expansion Space Commencement Date, the term "Premises" wherever used in the Lease or in this Fifteenth Modification shall mean the Current Premises less the 4th Floor Released Space, collectively containing 29,448 rentable square feet. From and after the Eleventh Expansion Space Commencement Date, the term "Premises" wherever used in the Lease or in this Fifteenth Modification shall mean the Relocated Premises together with the Eleventh Expansion Space, collectively containing 38,963 rentable square feet.

3. Surrender. Tenant shall surrender to Landlord the 4th Floor Released Space within ten (10) days after the Effective Date, and the 13th Floor Released Space within ten (10) days after the Eleventh Expansion Space Commencement Date, broom-clean and in their existing conditions as of the Effective Date or the Eleventh Expansion Space Commencement Date, as applicable, subject only to damage caused by fire or other casualty not caused by the act or omission of Tenant or Tenant's agents, contractors or employees, or ordinary use and wear. Notwithstanding anything in the Lease to the contrary, all permanent or built-in fixtures or improvements and all mechanical, electrical and plumbing equipment in the Released Space shall be the property of Landlord upon Tenant's surrender of the Released Space. All furnishings, equipment, furniture, trade fixtures and other removable equipment installed in the Released Space and paid for by Tenant shall remain the property of Tenant and shall be removed by Tenant within ten (10) days after the Effective Date with respect to the 4th Floor Released Space and within ten (10) days after the Eleventh Expansion Space Commencement Date with respect to the 13th Floor Released Space. Tenant shall, at its expense, repair any damage caused by such removal. Title to any furnishings, equipment, furniture, trade fixtures or other removable equipment not removed from the applicable Released Space within ten (10) days after the Effective Date or the Eleventh Expansion Space Commencement Date, as applicable, shall revert automatically to Landlord, other than title to any hazardous materials.

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1.Basic Rental.

(a)Eleventh Expansion Space. Effective as of the Eleventh Expansion Space Commencement Date, the Basic Rental due and payable for the Eleventh Expansion Space shall be in the following amounts:

Lease Months	Annual Basic Rental	Monthl:y Basic Rental Installment
	Rate Per Rentable Sguare Foot

EESCD - Month 12	$21.22*	$30,729.17**
Month 13 - Month 16	$29.50	$42,716.00
Month 17 - Month 28	$30.00	$43,440.00
Month 29 -Month 40	$30.50	$44,164.00
Month 41 - Month 52	$31.00	$44,888.00
Month 53 - Month 64	$31.50	$45,612.00
Month 65 - Month 76	$32.00	$46,336.00
Month 77 - Month 88	$32.50	$47,060.00
Month 89 - Month 100	$33.00	$47,784.00
Month 101 - Month 112	$33.50	$48,508.00
Month 113 - ED	$34.00	$49,232.00

EESCD = Eleventh Expansion Space Commencement Date Month = One full calendar month
ED = Expiration Date
* Rate per rentable square foot is approximate
** Subject to abatement as provided below

Notwithstanding anything to the contrary contained in the foregoing, provided no uncured event of default exists under the Lease beyond applicable notice and cure periods, Tenant shall be entitled to an abatement of the Basic Rental (and Actual Operating Expenses as provided in Paragraph 6(a) below) next due and payable for the Eleventh Expansion Space for the first four (4) full months after the Eleventh Expansion Space Commencement Date. Rent for any partial month shall be prorated on a daily basis. Rent for the Eleventh Expansion Space shall be paid in addition to Rent for the Relocated Premises, and all Rent shall be payable in accordance with the terms and provisions of the Lease, as modified by this Fifteenth Modification.

(b)Relocated Premises. Effective as of December 1, 2021, the Basic Rental due and payable for the Relocated Premises shall be in the following amounts:

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Lease Months	Annual Basic Rental
	Rate Per Rentable	Monthly Basic
	Sguare Foot	Rental Installment
12/1/21 -3/31/22	$32.00	$57,565.33
4/1/22 - 3/31/23	$32.50	$58,464.79
4/1/23 - 3/31/24	$33.00	$59,364.25
4/1/24 - 3/31/25	$33.50	$60,263.71
4/1/25 - ED	$34.00	$61,163.17

ED = Expiration Date

In the event Tenant fails to timely surrender any portion of the Released Space to Landlord pursuant to Paragraph 3 above, Tenant shall be in holdover of the applicable Released Space pursuant to the terms of Paragraph 15 of the Lease. All Rent shall be payable in accordance with the terms and provisions of the Lease, as modified by this Fifteenth Modification.

2.Tenant s Proportionate Share. Effective as of the Effective Date and continuing until the Eleventh Expansion Space Commencement Date, Tenant's proportionate share shall be adjusted to reflect the release of the 4th Floor Released Space, and shall be 2.5949%, which is the 29,448 rentable square feet contained in the Current Premises (less the 4th Floor Released Space) divided by the 1,134,826 rentable square feet in the Building. Effective as of the Eleventh Expansion Space Commencement Date, Tenant's proportionate share shall be adjusted to reflect the rentable square footage of the Eleventh Expansion Space and the Relocated Premises, and shall be 3.4334%, which is the 38,963 rentable square feet contained in the Premises divided by the 1,134,826 rentable square feet in the Building.

3.	Actual Operating Expenses.

(a)Net Lease Conversion. The Basic Rental rates in Paragraph 4 above have been determined on a "net" lease basis. Accordingly, effective as of the Eleventh Expansion Space Commencement Date, Tenant shall pay Tenant's proportionate share of Actual Operating Expenses with respect to the Eleventh Expansion Space, without adjustment for a base year or expense stop. Effective as of December 1, 2021, Tenant shall pay Tenant's proportionate share of Actual Operating Expenses with respect to the Relocated Premises, without adjustment for a base year or expense stop. Notwithstanding anything to the contrary contained in the foregoing, provided no uncured event of default exists under the Lease beyond applicable notice and cure periods, Landlord agrees to abate Tenant's proportionate share of Actual Operating Expenses (but not the electrical costs described in Paragraph 7(b) of the Lease) due with respect to the Eleventh Expansion Space for the first four (4) full calendar months after the Eleventh Expansion Space Commencement Date.

(b)Cap on Controllable Expenses. Commencing on the Eleventh Expansion Space Commencement Date, with respect to the Eleventh Expansion

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Space, Tenant's proportionate share of Controllable Expenses (as defined in the Eleventh Modification) shall not increase by more than 6% over Tenant's proportionate share of Controllable Expenses in the previous calendar year, on a non-cumulative and compounding basis. Tenant shall continue to have a cap on Controllable Expenses with respect to the Relocated Premises as provided in the Lease, as modified by this Fifteenth Modification.

4.Condition of Eleventh Expansion Space and Relocated Premises. TENANT ACCEPTS THE ELEVENTH EXPANSION SPACE AND THE RELOCATED PREMISES IN THEIR CURRENT "AS IS" CONDITION AND CONFIGURATION, AND ACKNOWLEDGES THAT LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT THERETO. However, Landlord agrees to cause leasehold improvements to be constructed in the Eleventh Expansion Space and the Relocated Premises pursuant to the Work Letter attached hereto as Exhibit B, which shall be executed by Landlord, Tenant, and Landlord's construction manager, Crescent Property Services, LLC.

5.Parking. Effective as of the Eleventh Expansion Space Commencement Date, Tenant shall have the right to lease up to 51 additional unreserved parking spaces and up to 6 additional reserved parking spaces (spaces numbered 162, 560, 496, 202, 203 and 212) in the Parking Facilities in accordance the Parking Agreement attached to the Ninth Modification as Rider No. 3, as modified by the Eleventh Modification, the Twelfth Modification, the Thirteenth Modification and the Fourteenth Modification. In addition, effective as of the Effective Date, Tenant shall surrender the right to lease 14 unreserved parking spaces in connection with Tenant's surrender of the 4th Floor Released Space. Effective as of the Eleventh Expansion Space Commencement Date, Tenant shall surrender the right to lease 24 unreserved parking spaces in connection with Tenant's surrender of the 13th Floor Released Space. The rates payable for any unreserved and reserved parking spaces leased by Tenant shall be as set forth in Paragraph 11of the Eleventh Modification.

6.Right of First Refusal. Tenant shall have a right of first refusal in accordance with the terms and provisions of Rider No. 1attached hereto.

7.Broker. Tenant represents and warrants that no broker or agent has represented Tenant in connection with this Fifteenth Modification, other than Jones Lang LaSalle Brokerage, Inc. ("Broker") whose commission shall be paid by Landlord in accordance with a separate agreement between Landlord and Broker. Except as provided in the immediately preceding sentence, each party shall indemnify and defend the other party against any Claims for real estate commissions or fees in connection with this Fifteenth Modification made by any other party claiming through the indemnifying party. The foregoing indemnification obligation of each indemnifying party shall include indemnification of any affiliates or subsidiaries of the foregoing, and all of their respective officers, directors, employees, shareholders, members, partners, agents and contractors (and, in the case of Landlord as the indemnified party, shall include Landlord's mortgagees and the manager of the Office Building).

8.ERISA Representation. Tenant represents that (i) neither Tenant nor any entity controlling or controlled by Tenant owns a ten percent (10%) or more interest (within the meaning of Prohibited Transaction Class Exemption 84-14) in JPMorgan Chase Bank, N.A.

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("JPMorgan ") or any of JPMorgan's affiliates, and (ii) neither JPMorgan, nor any of its affiliates, owns a ten percent (10%) or more interest in Tenant or any entity controlling or controlled by Tenant.

9.Time of the Essence. Time is of the essence with respect to Tenant's execution and delivery of this Fifteenth Modification to Landlord. If Tenant fails to execute and deliver a signed copy of this Fifteenth Modification to Landlord by 5:00 p.m. (Dallas, Texas time), on July 15, 2015, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord's acceptance, execution and return of this document shall constitute Landlord's agreement to waive Tenant's failure to meet the foregoing deadline.

10.Miscellaneous. This Fifteenth Modification shall become effective only upon full execution and delivery of this Fifteenth Modification by Landlord and Tenant. This Fifteenth Modification contains the parties' entire agreement regarding the subject matter covered by this Fifteenth Modification, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Fifteenth Modification. Except as modified by this Fifteenth Modification, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Fifteenth Modification, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. In case of a conflict between the Lease and this Fifteenth Modification, the terms of this Fifteenth Modification shall control.

11.Ratification. Landlord and Tenant hereby ratify and confirm their respective obligations under the Lease and each party represents and warrants to the other that to its current actual knowledge, it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) to its current actual knowledge, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto. Landlord confirms that, to its current actual knowledge, Tenant is not in default under the Lease.

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EXECUTED as of the day and year first above written.

LANDLORD:

CRESCENT TC INVESTORS, L.P.,
a Delaware limited partnership

By:    Crescent TCI GP, LLC.,
a Delaware limited liability company,
its general partner

By: /s/ Dianna Russo
Name: Dianna Russo
Title: President

TENANT:

WESTWOOD MANAGEMENT CORP.,
a New York corporation

By: /s/ Tiffany B. Kice
Name: Tiffany B. Kice
Title: Chief Financial Officer